AGREEMENT AND PLAN OF MERGER
BY AND AMONG
UNICA CORPORATION, RISING SUN ACQUISITION COMPANY, LLC
AND
PIVOTAL VERACITY, LLC
January 12, 2010
TABLE OF CONTENTS

Page

ARTICLE I THE MERGER
1.1 1.2 1.3 1.4 1.5 1.6 1.7 1.8 1.9 1.10 1.11 1.12 1.13
The Merger
The Closing
Actions at the Closing
Additional Action
Conversion of Company LLC Interests
Pre-Closing Distribution
Accounts Receivable Collection
Escrow
Certificate of Formation and Operating Agreement
Appointment of Member Representative
No Further Rights
Closing of Transfer Books
Withholding Obligations

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14 2.15 2.16 2.17 2.18 2.19 2.20 2.21 2.22 2.23 2.24 2.25 2.26 2.27 2.28 2.29 2.30 2.31
Organization, Qualification and Limited Liability Company Power
Capitalization
Authorization of Transaction
Noncontravention
Subsidiaries
Financial Statements
Absence of Certain Changes
Undisclosed Liabilities
Tax Matters
Assets
Owned Real Property
Real Property Leases
Intellectual Property
Inventory
Contracts
Accounts Receivable
Powers of Attorney
Insurance
Litigation
Warranties
Employees
Employee Benefits
Environmental Matters
Legal Compliance
Customers and Suppliers
Permits
Certain Business Relationships With Affiliates
Brokers’ Fees
Books and Records
Controls and Procedures
NO OTHER REPRESENTATIONS OR WARRANTIES

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE
BUYER AND THE MERGER SUB
3.1 3.2 3.3 3.4 3.5	Organization and Corporate Power Authorization of Transaction Noncontravention Brokers’ Fees Available Funds

ARTICLE IV COVENANTS
4.1 4.2 4.3 4.4	Expenses Tax Matters Indemnification of Members, Managers and Officers Winding Up Profit Sharing Plan.

ARTICLE V INDEMNIFICATION
5.1 5.2 5.3 5.4 5.5 5.6 5.7
Indemnification by the Indemnifying Members
Indemnification by the Buyer and the Surviving LLC
Indemnification Claims
Survival of Representations and Warranties
Limitations
Additional Intellectual Property Indemnification
Insurance Reduction

ARTICLE VI DEFINITIONS
ARTICLE VII MISCELLANEOUS
7.1 7.2 7.3 7.4 7.5 7.6 7.7 7.8 7.9
Press Releases and Announcements
No Third Party Beneficiaries; Waiver of Conflicts Regarding Representation
Entire Agreement
Specific Performance; Enforcement
Succession and Assignment
Counterparts and Facsimile Signature
Headings
Notices
Governing Law

7.10Amendments and Waivers
7.11Severability
7.12Submission to Jurisdiction
7.13Right of Set-Off
7.14Exhibits and Schedules
7.15Construction
Exhibit A -	Certificate of Merger

Schedule 1 – Consideration Distribution Certificate

Schedule 2 – Allocation Schedule  AGREEMENT AND PLAN OF MERGER

Agreement entered into as of January 12, 2010 by and among Unica Corporation, a Delaware corporation (the “Buyer”), Rising Sun Acquisition Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Buyer (the “Merger Sub”) and Pivotal Veracity, LLC, a Delaware limited liability company (the “Company”).

This Agreement contemplates a merger of the Merger Sub into the Company. In such merger, the Company Members will receive cash in exchange for their Company LLC Interests.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
THE MERGER

1.1   The Merger. Upon and subject to the terms and conditions of this Agreement, the Merger Sub shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate limited liability company existence of the Merger Sub shall cease and the Company shall continue as the Surviving LLC. The Merger shall have the effects set forth in Section 18-209 of the Delaware Limited Liability Company Act.

1.2   The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts, at 5:00 p.m. local time, on the date of this Agreement.

1.3 Actions at the Closing. At the Closing:

(a) the Surviving LLC shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(b) each Company Member shall deliver to the Buyer for cancellation any and all certificate(s) representing his or her Company LLC Interests;

(c) the Company shall deliver to the Buyer a certificate (the “Consideration Distribution Certificate”) in the form attached hereto as Schedule 1, signed by the Chief Executive Officer or Chief Financial Officer of the Company certifying, in each case as of the date hereof, (i) the identity of each Company Member, (ii) the number of each type of Company LLC Interest held of record by each Company Member, (iii) each Company Member’s Pro Rata Share, (iv) the Merger Consideration (as defined in Section 1.5(a)) allocable to each Company Member, (v) the amount equal to eighty-seven percent (87%), rounded to the nearest $0.01, of each Company Member’s Merger Consideration (for each Company Member, such Company Member’s “Closing Payment”), (vi) the amount equal to ten percent (10%), rounded to the nearest $0.01, of each Company Member’s Merger Consideration (for each Company Member, such Company Member’s “Escrow Amount” and in the aggregate the “Aggregate Escrow Amount”) and (vii) the amount equal to three percent (3%), rounded to the nearest $0.01, of each Company Member’s Merger Consideration (for each Company Member, such Company Member’s “Expense Fund Amount” and in the aggregate the “Aggregate Expense Fund Amount”);

(d) the Buyer will pay to each Company Member, such Company Member’s Closing Payment;

(e) the Buyer will pay to the Member Representative the Aggregate Expense Fund Amount as contemplated by Section 1.10(d);

(f) the Company shall deliver to the Buyer copies of the resignations, effective as of the Effective Time, of the President of the Company and each other Manager, if any, and any other officers of the Company;

(g) the Company shall deliver to the Buyer a certificate of good standing of the Company from the state of Delaware and a certificate of good standing or qualification to do business in Florida and any other foreign jurisdiction where the Company is qualified to do business;

(h) the Company shall deliver to the Buyer a copy of the consent of the Company Members appointing the Member Representative, adopting this Agreement and approving the transactions contemplated hereby, including the Merger, and specifically agreeing to be bound by the provisions of Sections 1.6 and 1.7 hereof which consent shall be certified by the President of the Company to be a true, correct and complete copy of such consent, to be unmodified and unrescinded and to continue to be in full force and effect as of the date of this Agreement;

(i) the Buyer, the Member Representative and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer or the Merger Sub shall deposit the Aggregate Escrow Amount with the Escrow Agent in accordance with Section 1.8;

(j) the Buyer, Merger Sub, the Company and Deirdre Baird will execute and deliver that certain Non-Competition and Non-Solicitation Agreement among such parties;

(k) the Buyer, Merger Sub, the Company and Michelle Eichner will execute and deliver that certain Non-Competition and Non-Solicitation Agreement among such parties;

(l) the Buyer and Deirdre Baird will execute and deliver that certain employment offer letter;

(m) the Buyer and Michelle Eichner will execute and deliver that certain employment offer letter; and

(n) The Company and the Company Members shall deliver or cause to be delivered to the Buyer a certification that the Company is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code.

1.4 Additional Action. The Surviving LLC may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Merger Sub, in order to consummate the transactions contemplated by this Agreement.

1.5 Conversion of Company LLC Interests.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Members, each Company Member’s LLC Interests outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive, subject to Sections 1.8 and 1.10(d), an amount in cash equal to such Company Member’s Pro Rata Share of the Purchase Price (the “Merger Consideration”).

(b) The membership interests of the Merger Sub immediately prior to the Effective Time shall be converted into and thereafter evidence one hundred percent (100%) of the membership interests of the Surviving LLC.

1.6 Pre-Closing Distribution.

(a) Definitions. For the purposes of Sections 1.6 and 1.7 the following terms will have the following definitions:

(i) “Closing Member Capital” shall mean the aggregate amount of all Contributions to capital made by Company Members to the Company as set forth in the records of the Company as of immediately prior to the Closing.

(ii) “Closing Other Current Liabilities” shall mean the current liabilities of the Company as of immediately prior to the Closing determined in accordance with GAAP other than Unearned Revenue as of immediately prior to the Closing and Unpaid Company Merger Expenses.

(iii) “Closing Prepaid Expenses” shall mean unaccrued prepaid expenses of the Company as of immediately prior to the Closing determined in accordance with GAAP.

(iv) “Closing Security Deposits” shall mean security deposits paid by the Company on Leases expiring after the date hereof.

(v) “Closing Total Cash” shall mean total cash and cash equivalents held by the Company immediately prior to the Closing (less any penalties applied in connection with converting cash equivalents to cash).

(vi) “Closing Unearned Revenue Cash” shall mean, based on the entries in the Company’s general ledger or cash journal, cash received by the Company prior to the Closing as payment for Unearned Revenue as of immediately prior to the Closing.

(vii) “Distributable Amount” shall be equal to

(A) Closing Total Cash, plus

(B) Closing Prepaid Expenses, plus

(C) Closing Security Deposits, minus

(D) Closing Unearned Revenue Cash, minus

(E) Unpaid Company Merger Expenses, minus

(F) Closing Member Capital, minus

(G) Closing Other Current Liabilities.

(viii) “Earned Revenue” shall mean revenue for products and services sold to the Company’s customers deemed to be earned by the Company as of immediately prior to the Closing, determined in accordance with GAAP.

(ix) “Unearned Revenue” shall mean revenue for products and services sold to the Company’s customers that has been accrued but not earned by the Company, determined in accordance with GAAP.

(x) “Unpaid Company Merger Expenses” shall mean the expenses (including legal, accounting and financial advisory fees and expenses) incurred by the Company in connection with this Agreement and the transactions contemplated hereby that have not been paid as of immediately prior to the Closing.

For purposes of determining any amounts in this Section 1.6, the Closing shall be deemed to have occurred at 11:59 p.m. eastern standard time on the date hereof.

(b) Distribution and Reconciliation.

(i) Prior to the date hereof, the Company has delivered to the Buyer an estimated calculation of the Distributable Amount (the “Estimated Distributable Amount”) accompanied by a statement prepared by the Company setting forth the supporting detail used to determine the amount of each component of the Distributable Amount (the “Estimated Distributable Amount Statement”). To the extent that the Company had cash available, the Company has made a good faith effort to distribute to the Company Members an amount in cash equal to the Distributable Amount. The Buyer shall have no obligation to pay all or any portion of the Distributable Amount to the Company Members in the event that there is insufficient cash available to the Company to distribute the full amount of the Distributable Amount at the time(s) the Company makes its distribution(s) to the Company Members pursuant to this Section 1.6(b)(i); provided, however, that to the extent sufficient cash was available to the Company for distributions pursuant to this Section 1.6(b)(i), but, for any reason, the full amount of cash to be so distributed to any Company Member was not received by such Company Member prior to the Closing, then Buyer shall, promptly after the Closing, pay to the Member Representative, on behalf of such Company Member, any such undistributed amount.

(ii) As soon as practicable, but in no event later than thirty (30) days after the date hereof, Buyer shall deliver to the Member Representative a proposed calculation of the Distributable Amount (the “Closing Distributable Amount”) accompanied by a statement prepared by the Buyer setting forth the supporting detail used to determine the amount of each component of the Closing Distributable Amount (the “Closing Distributable Amount Statement”).

(iii) During the thirty (30) day period following the Member Representative’s receipt of the Closing Distributable Amount Statement, Buyer shall provide to the Member Representative and her advisors such information as the Member Representative may reasonably request regarding Buyer’s calculation of the Closing Distributable Amount. The Closing Distributable Amount Statement shall become final and binding upon the Parties on the twentieth (20th) day following delivery thereof, unless the Member Representative delivers to Buyer prior to such date written notice of her disagreement with the calculation of the Closing Distributable Amount reflected in the Closing Distributable Amount Statement (a “Notice of Disagreement”). Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Buyer in a timely manner, then the Closing Distributable Amount Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon Buyer and the Company Members on the earlier of (I) the date Buyer and the Member Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below) pursuant to clause (iv) below.

(iv) During the twenty (20) day period following the delivery of a Notice of Disagreement, Buyer and the Member Representative shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such twenty (20) day period, Buyer and the Member Representative shall submit to an independent public accounting firm, with experience in resolving transaction accounting disputes (the “Accounting Firm”) that has been selected by Buyer and the Member Representative, for review and resolution any and all matters that remain in dispute and that were included in the Notice of Disagreement. The Accounting Firm shall have a period of twenty (20) days to review and resolve any and all matters submitted to it. The Buyer, the Company and the Member Representative agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the Parties incurred in enforcing the determination of the Accounting Firm pursuant to this Section 1.6(b)(iv) shall be borne by the Buyer or the Member Representative, on behalf of each Company Member, in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Subject to Section 1.6(c), the procedures set forth in this Section 1.6 shall be the sole and exclusive remedy of Buyer and the Company Members for any disagreements arising out of this Section 1.6.

(v) If the Closing Distributable Amount reflected in the final and binding Closing Distributable Amount Statement is greater than the Estimated Distributable Amount, then the Buyer shall, within five (5) days of the final determination of the Closing Distributable Amount Statement, pay to the Member Representative, on behalf of each Company Member, by wire transfer of immediately available funds or by check, the amount of the difference of the Closing Distributable Amount minus the Estimated Distributable Amount. If the Closing Distributable Amount reflected in the final and binding Closing Distributable Amount Statement is less than the aggregate amount of cash distributed to the Company Members in respect of the Estimated Distributable Amount as contemplated in Section 1.6(b)(i), then an amount in cash equal to such shortfall shall be paid to Buyer, at the Buyer’s election, either from the Escrow Fund or directly by the Member Representative, on behalf of each Company Member, in cash, by cashier’s or certified check or by wire transfer of immediately available funds (to an account designated by the Buyer) within five (5) days of the final determination of the Closing Distributable Amount Statement. To the extent that Buyer elects to have the amount of such shortfall paid from the Escrow Fund, the Member Representative agrees not to Dispute such claim and shall execute and deliver to the Escrow Agent any documentation required to effect such payment.

(c) No Company Member Recourse. No Company Member shall have any claim with respect to or other right of action or recourse against either the Buyer or the Surviving LLC for payment of any amounts owing to such Company Member pursuant to the terms of Section 1.6(b)(v) and neither the Buyer nor the Surviving LLC shall have any liability to any Company Member with respect to any such amounts, in each case to the extent that the Buyer has properly distributed such amounts to the Member Representative in accordance with the terms of Section 1.6(b)(v).

(d) Right to Indemnification. Notwithstanding the foregoing, nothing contained in this Section 1.6 shall affect any Person’s right to seek indemnification with respect to this Section 1.6 as provided by Article V; provided that in no event shall the Damages for which such indemnification is sought by any Person include amounts otherwise recovered or realized by such Person pursuant to this Section 1.6.

1.7 Accounts Receivable Collection.

(a) On the date hereof, the Company shall deliver to the Buyer an accounts receivable schedule, certified by the Company’s Chief Executive Officer or Chief Financial Officer (the “A/R Schedule”), which sets forth (i) all billed and outstanding accounts receivable of the Company as of the date hereof (including the payor, the total amount thereof and the date such account receivable arose) (each an “Existing Account Receivable”), (ii) a list of each customer for which the Company has generated Earned Revenue but due to the Company’s standard billing practices, as of immediately prior to the Closing the Company had not yet billed (identifying the expected total amount to be billed to such customer for the services being provided by the Company of which the Earned Revenue comprises a portion) (each an “Expected Account Receivable”) and (iii) for each Existing Account Receivable and Expected Account Receivable the amount that is attributable to Earned Revenue (for each, such amount attributable to Earned Revenue, the “A/R Earned Revenue”). For purposes of determining any amounts in this Section 1.7, the Closing shall be deemed to have occurred at 11:59 p.m. eastern standard time on the date hereof.

(b) Not later than thirty (30) days after the date hereof, Buyer shall deliver to the Member Representative its calculation of the A/R Schedule. During the fifteen (15) day period following the Member Representative’s receipt of Buyer’s calculation of the A/R Schedule, Buyer shall provide to the Member Representative and her advisors such information as the Member Representative may reasonably request regarding such calculation. The A/R Schedule shall become final and binding upon the parties on the fifteenth (15th) day following Buyer’s delivery thereof, unless the Member Representative gives written notice of its disagreement with the A/R Schedule (an “A/R Contention Notice ”) to Buyer prior to such date. Any A/R Contention Notice shall specify in reasonable detail the nature of any disagreement so asserted. If an A/R Contention Notice is received by Buyer in a timely manner, then the A/R Schedule (as revised in accordance with clause (I) or (II) below) shall become final and binding upon Buyer and the Company Members on the earlier of (I) the date Buyer and the Member Representative resolve in writing any differences they have with respect to the matters specified in the A/R Contention Notice or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm pursuant to Section 1.7(c) below.

(c) During the fifteen (15) day period following the delivery of an A/R Contention Notice, Buyer and the Member Representative shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the A/R Contention Notice. At the end of such fifteen (15) day period, Buyer and the Member Representative shall submit to the Accounting Firm (or if one has not been selected pursuant to Section 1.6, to an independent public accounting firm with experience in resolving transaction accounting disputes selected by the Buyer and the Member Representative) for review and resolution any and all matters that remain in dispute and that were included in the A/R Contention Notice. The Accounting Firm shall have a period of fifteen (15) days to review and resolve any and all matters submitted to it. The Buyer, the Company and the Member Representative agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the Parties incurred in enforcing the determination of the Accounting Firm pursuant to this Section 1.7(c) shall be borne by the Buyer or the Member Representative, on behalf of each Company Member, in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The procedures set forth in this Section 1.7 shall be the sole and exclusive remedy of Buyer and the Company Members for any disagreements arising out of this Section 1.7.

(d) During the period beginning on the date hereof and ending at the close of business on the one hundred and twentieth (120th) day thereafter, the Surviving LLC shall use its Reasonable Best Efforts to collect all Existing Accounts Receivable and Expected Accounts Receivable. On the one hundred and twenty fifth (125th) day after the date hereof, the Buyer shall pay to the Member Representative, on behalf of each Company Member, by wire transfer of immediately available funds, the aggregate of the following amounts, if any:

(i) with respect to each Existing Account Receivable and Expected Account Receivable listed on the A/R Schedule for which the Buyer or its Affiliate actually receives payment in full in cash prior to the close of business on the one hundred and twentieth (120th) day following the date hereof, the A/R Earned Revenue for such Existing Account Receivable or Expected Account Receivable; and

(ii) with respect to each Existing Account Receivable and Expected Account Receivable listed on the A/R Schedule for which the Buyer or its Affiliate actually receives partial payment in cash prior to the close of business on the one hundred and twentieth (120th) day following the date hereof, an amount equal to the A/R Earned Revenue for such Existing Account Receivable or Expected Account Receivable multiplied by the percentage calculated by dividing (x) the amount of the payment received by the Buyer in cash by (y) the total amount of either the Existing Account Receivable or Expected Account Receivable, as applicable, as set forth on the A/R Schedule.

For purposes of this Section 1.7(d), any cash payments received by the Buyer or its Affiliates from any customer of the Company prior to the close of business on the one hundred and twentieth (120th) day following the date hereof shall be applied to the Existing Accounts Receivable or Expected Accounts Receivable, as applicable, of such customer in the order in which such receivables arose such that cash shall be applied to the oldest receivable first and the newest receivable last.

(e) The Buyer shall provide a written report to the Member Representative on the thirtieth (30th), sixtieth (60th), ninetieth (90th) and one hundred and twenty fifth (125th) days after the date hereof, each prepared in good faith, setting forth the accounts receivable that have been collected and that remain uncollected as of such dates (collectively, the “A/R Reports”), and shall provide the Member Representative with reasonable access to all books and records of the Company, the Buyer and Surviving LLC as are requested by the Member Representative in connection with the verification of the contents of such reports, the use by the Surviving LLC of its Reasonable Best Efforts to collect all accounts receivable on the A/R Schedule and related matters. The Buyer covenants and agrees that the A/R Reports shall be true and correct in all material respects. The Buyer shall, or shall cause the Surviving LLC to, invoice each customer for amounts constituting Expected Accounts Receivable no later than February 2, 2010.

(f) The Buyer shall have no obligation to make any payments to the Company Members with respect to any accounts receivable of the Company that existed immediately prior to the date hereof (whether or not listed on the A/R Schedule ) the payment for which is collected by the Buyer after the close of business on the one hundred and twentieth (120th) day after the date hereof.

(g) No Company Member shall have any claim with respect to or other right of action or recourse against either the Buyer or the Surviving LLC for payment of any amounts owing to such Company Member pursuant to the terms of Section 1.7(d) and neither the Buyer nor the Surviving LLC shall have any liability to any Company Member with respect to any such amounts, in each case to the extent that the Buyer has properly distributed such amounts to the Member Representative in accordance with the terms of Section 1.7(d).

(h) Notwithstanding the foregoing, nothing contained in this Section 1.7 shall affect the right of either the Buyer or the Company Members to seek indemnification under Article V for breaches of representations and warranties related to the subject matter hereof; provided that in no event shall the Damages for which such indemnification is sought by either the Buyer or the Company Members include amounts otherwise recovered or realized such party pursuant to this Section 1.7.

1.8 Escrow. On the date hereof, the Buyer shall deposit with the Escrow Agent the Aggregate Escrow Amount for the purpose of securing the indemnification obligations of the Indemnifying Members set forth in this Agreement (the “Escrow Fund”). The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms of the Escrow Agreement. The Member Representative shall become a party to the Escrow Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

1.9 Certificate of Formation and Operating Agreement.

(a) The Certificate of Formation of the Surviving LLC immediately following the Effective Time shall be amended and restated in its entirety so that such Certificate of Formation is identical to the Certificate of Formation of the Merger Sub immediately prior to the Effective Time, except that the name of the limited liability company set forth therein shall be changed to the name of the Company.

(b) The Operating Agreement of the Surviving LLC immediately following the Effective Time shall be the same as the Operating Agreement of the Merger Sub immediately prior to the Effective Time, except that the name of the limited liability company set forth therein shall be changed to the name of the Company.

1.10 Appointment of Member Representative(a) .

(a) The Company Members have elected Deirdre Baird as the Member Representative to act as the Company Members’, Indemnifying Members’ and IP Indemnifying Members’ representative and agent for all purposes under this Agreement and the Escrow Agreement. The Member Representative is authorized to execute on behalf of each Company Member, Indemnifying Member and IP Indemnifying Member any and all documents and agreements referred to herein and to act as representative for the benefit of, and to enforce and protect the rights and interests of, each such Company Member, Indemnifying Member and IP Indemnifying Member in connection with matters contemplated herein and in the Escrow Agreement. By way of example only, and without limitation, the Member Representative shall have full power and authority on behalf of each Company Member, Indemnifying Member and IP Indemnifying Member in her sole discretion to (i) execute on behalf of each Company Member, Indemnifying Member and IP Indemnifying Member, as fully as if the Company Members, Indemnifying Members and IP Indemnifying Members, as applicable, were acting on their own behalf, any and all documents and agreements referred to herein, including executing this Agreement and the Escrow Agreement as the Member Representative and to agree to such amendments or modifications thereto as to which Member Representative in her sole discretion shall deem advisable, (ii) take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Members, the Indemnifying Members and the IP Indemnifying Members under this Agreement and the Escrow Agreement and matters contemplated herein and therein, including pursuing, defending, settling, or appealing any claim, proceeding, action or investigation, (iii) give and receive notices or instructions permitted or required under this Agreement or the Escrow Agreement on behalf of the Company Members, Indemnifying Members and IP Indemnifying Members, as applicable, (iv) authorize the release of the amounts held in the Escrow Fund to pay any Claimed Amount, (v) undertake any actions with respect to the resolution of a Dispute or any disagreement or otherwise with respect to Sections 1.6 or 1.7 or Article V, including partaking in any dispute resolution process and determination related to the Closing Distributable Amount or A/R Schedule, and (vi) refrain from taking any action that the Member Representative is otherwise authorized hereunder to take.

(b) The Member Representative may resign at any time upon giving five (5) days written notice to Buyer and the Company Members. Each Company Member agrees that, should the Member Representative resign or be unable to serve, the Company Members having received a majority of the aggregate Merger Consideration shall appoint a single substitute agent to take on the responsibilities of such Member Representative under the provisions specified herein, whose appointment shall be effective on the date of the appointment of the new Member Representative.

(c) Except for gross negligence, intentional misrepresentation or willful misconduct, the Member Representative shall not be liable to any person (including any Company Member, Indemnifying Member or IP Indemnifying Member) or entity for any act, omission, loss, consequential damages, lost profits, damage, cost or expense arising from the performance of her duties hereunder. The Member Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Member Representative may engage attorneys, accountants and other professionals and experts. The Member Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Member Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Member Representative is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement or the agreements contemplated herein. The Company Members shall indemnify, defend and hold the Member Representative harmless from and against any and all loss, damage, tax, liability, cost and expense incurred (absent final adjudication that any such loss, damage, tax, liability, cost or expense resulted from the gross negligence, intentional misrepresentation or willful misconduct of the Member Representative) and arising out of or in connection with the acceptance or administration of her duties hereunder including the legal costs and expenses incurred in connection with fulfilling her duties hereunder or defending herself against any claim or liability in connection with her performance hereunder (collectively, “Member Representative Damages”), in accordance with their Pro Rata Shares. In the event of any indemnification or reimbursement under this Section 1.10(c), upon written notice from Member Representative to the Company Members as to the existence of a deficiency toward the payment of any such indemnification or reimbursement amount after exhausting the Aggregate Expense Fund Amount, each Company Member shall promptly deliver to the Member Representative full payment of his or her Pro Rata Share of such deficiency. In no event shall the Buyer, the Company or the Surviving LLC have any liability to any Company Member for any act or omission of the Member Representative, including as a result of the negligence, fraud, intentional misrepresentation or willful misconduct of the Member Representative.

(d) The Member Representative will serve without compensation, but, per above, shall be entitled to the payment of all her expenses incurred as the Member Representative. At the Closing, the Member Representative shall receive from Buyer and retain, pursuant to the terms hereof, the Aggregate Expense Fund Amount (equal to $534,000) to be used by the Member Representative to pay costs, fees and expenses incurred by Member Representative in her capacity as the Member Representative, and, in the Member Representative’s sole discretion, to pay certain amounts due by the Company Members pursuant to this Agreement (including, without limitation, pursuant to Sections 1.6 and 1.7). Once the Member Representative determines, in her sole discretion, that the Member Representative will not incur any additional fees, costs or expenses in her capacity as the Member Representative, or pay any further amounts due by the Company Members pursuant to this Agreement, then the Member Representative will distribute to each Company Member its Pro Rata Share of the remaining unused portion of the Aggregate Expense Fund Amount, if any. The Member Representative shall also distribute to the Company Members any amounts received by the Member Representative on behalf of the Company Members pursuant to the terms of this Agreement (including pursuant to Sections 1.6 or 1.7). Following the termination of the Escrow Agreement and the resolution and payout of all pending claims made by Indemnified Parties for Damages, the Member Representative shall have the right to recover any Member Representative Damages which have not yet been reimbursed pursuant to Section 1.10(c) above from the remaining portion, if any, of the Escrow Fund, prior to any distribution of the Escrow Fund to the Company Members. Prior to any such distribution, the Member Representative shall deliver to the Escrow Agent a certificate setting forth the Member Representative Damages actually incurred. In the event that the Escrow Fund is insufficient to reimburse the Member Representative Damages, the obligation of the Company Members pursuant to Section 1.10(c) to promptly reimburse the Member Representative for all Member Representative Damages shall remain in effect until satisfied. No Company Member shall have any claim or right of action against either the Buyer or the Surviving LLC as a result of the Member Representative’s failure to make any payment of any amounts owing to such Company Member pursuant to the terms of this Agreement to the extent that Buyer has properly distributed such amounts to the Member Representative in accordance with the terms of this Agreement.

(e) Any notice, direction or communication received by the Buyer, Merger Sub or the Surviving LLC from the Member Representative, or delivered to the Member Representative by Buyer, Merger Sub or the Surviving LLC, shall be binding upon the Company Members, the Indemnifying Members and the IP Indemnifying Members, as applicable, and each of them, as if such notice, direction or communication has been received directly by, or delivered directly to, such Person. The Member Representative shall act in all matters on behalf of the Company Members, Indemnifying Members and IP Indemnifying Members. Buyer and Merger Sub, and, after the Effective Time, the Surviving LLC, shall be entitled to rely on the actions of the Member Representative hereunder as the actions of the Company Members, Indemnifying Members and IP Indemnifying Members. Buyer, Merger Sub and the Surviving LLC may deliver notices and communications to the Company Members hereunder through the Member Representative at the address set forth in this Agreement for notices, and such delivery shall be deemed to have been made to any or all of the Company Members. None of Buyer, Merger Sub nor the Surviving LLC shall pay any costs or expenses incurred by the Member Representative in carrying out her obligations hereunder. All of the indemnities, immunities and powers granted to the Member Representative under this Agreement shall survive the Effective Date and any termination of this Agreement or the Escrow Agreement.

(f) Each of Buyer, Merger Sub and the Surviving LLC consents to the appointment of the Member Representative to act as described hereunder. The grant of authority provided for in this Section 1.10: (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Member; and (ii) shall survive the consummation of the Merger.

1.11 No Further Rights. From and after the Effective Time, no Company LLC Interests shall be deemed to be outstanding or exist in any respect, and the Company Members shall cease to have any rights with respect thereto except as provided herein or by law.

1.12 Closing of Transfer Books. At the Effective Time, no further transfers of Company LLC Interests shall thereafter be made. If, after the Effective Time, any Person presents a valid Company LLC Interest to the Buyer or the Surviving LLC, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.5(a).

1.13 Withholding Obligations. Each of the Buyer, the Surviving LLC and the Escrow Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts payable pursuant to this Agreement to any Company Member or Indemnifying Member such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable federal, state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by the Buyer, the Surviving LLC or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Member or Indemnifying Member in respect of which such deduction and withholding was made by the Buyer, the Surviving LLC or the Escrow Agent, as the case may be. The Buyer, the Surviving LLC and the Escrow Agent shall also have the right to collect Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations as may be applicable, from each Company Member or Indemnifying Member.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II, it being understood that any information set forth in one section or subsection of the Disclosure Schedule shall be deemed to apply to and qualify the corresponding section or subsection in this Article II as well as each other section or subsection of this Agreement, but only to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent.

2.1 Organization, Qualification and Limited Liability Company Power. The Company is a limited liability company duly organized, validly existing and in limited liability company and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in limited liability company and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite limited liability company power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Formation and the Company Operating Agreement. The Company is not in default under or in violation of any provision of its Certificate of Formation or the Company Operating Agreement.

2.2 Capitalization.

(a) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Company Members and any other holders of legal or beneficial ownership of Company LLC Interests, showing the number and type of Company LLC Interests held by each such Company Member or other holder and the Pro Rata Share of each such Company Member or other holder. Other than as set forth on Section 2.2 of the Disclosure Schedule, there are no other Company LLC Interests, limited liability company interests, membership interests or other equity interests or certificates for units representing Company LLC Interests or any of the foregoing held by any Person and no Person has any claim to either the profits or losses of the Company or to any distributions made or to be made by the Company. All of the issued and outstanding Company LLC Interests (including all Company LLC Interests represented by voting common and non-voting common units) have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding Company LLC Interests (including all Company LLC Interests represented by voting common and non-voting common units) have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(b) The Consideration Distribution Certificate is true, correct and complete in all respects as of the date hereof.

(c) The Company does not have any Company LLC Interest, membership interest, or other equity interest incentive or compensation plans of any kind.

(d) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Company LLC Interest or membership interest or other equity interest in the Company of any kind is authorized or outstanding. There are no outstanding or authorized Company LLC Interest, membership interest or other equity appreciation, phantom Company LLC Interest, membership interest or other equity or similar rights with respect to the Company.

(e) The Company has no obligation (contingent or otherwise) (i) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to Company Members any evidences of indebtedness or assets of the Company, or (ii) to purchase, redeem or otherwise acquire any Company LLC Interests or membership interest or other equity interest in the Company or any interest therein or to pay any dividend or to make any other distribution in respect thereof. The Company has not previously purchased, redeemed or otherwise acquired any Company LLC Interests or membership interest or other equity interest in the Company or any interest therein from a Company Member or any other Person.

(f) There is no agreement, written or oral, between the Company and any Company Member or any other holder of Company LLC Interests, or, to the knowledge of the Company, among any holders of its Company LLC Interests, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the Company LLC Interests.

(g) No Person other than the Company Members and the Company President has any notice, voting, preemptive or other similar right under any voting agreement, shareholder agreement, member agreement or similar agreement in connection with the transactions contemplated by this Agreement.

2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary limited liability company action on the part of the Company. Without limiting the generality of the foregoing, (a) as required by Sections 5.14 and 5.2.4 of the Company Operating Agreement, the Company President, by written consent, has consented to the Merger and the adoption of the Merger Agreement and (b) the Company Members by unanimous written consent (i) determined that the Merger is advisable, fair and in the best interests of the Company and the Company Members and (ii) adopted this Agreement in accordance with the provisions of the Delaware Limited Liability Company Act. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware Limited Liability Company Act, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Formation or the Operating Agreement of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument specifically listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule (including cross-references in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule to contracts or instruments specifically listed in any other Section of the Disclosure Schedule), (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

2.5 Subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

2.6 Financial Statements. The Company has provided to the Buyer the Financial Statements. The Financial Statements (i) were prepared in accordance with the Company’s accounting methods, principles, policies and procedures applied on a consistent basis throughout the periods covered thereby (except as may be indicated in any notes to such Financial Statements) and (ii) fairly present in all material respects the financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the interim financial statements are subject to normal and recurring adjustments which will not be material in amount or effect. Since January 1, 2008 the Company has not changed any of its accounting methods, principles, policies or procedures.

2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date:

(a) the Company has not created, incurred or assumed any indebtedness (including obligations in respect of capital leases) outside the Ordinary Course of Business; assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity outside the Ordinary Course of Business;

(b) the Company has not mortgaged or pledged any of its property or assets or subjected any such property or assets to any Security Interest;

(c) the Company has not discharged or satisfied any Security Interest or paid any obligation or liability other than in the Ordinary Course of Business;

(d) the Company has not made or committed to make any capital expenditure in excess of $10,000 per item or $25,000 in the aggregate; and

(e) there has occurred no event or development that, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect.

2.8 Undisclosed Liabilities. The Company does not have any liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business that are less than $25,000 in amount.

2.9 Tax Matters.

(a) The Company has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for Tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. The Company (i) has no actual or potential liability as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company relating to Taxes for all taxable periods commencing on or after January 1, 2006, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal Income Tax Returns of the Company have not been audited by the Internal Revenue Service. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes or (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(c) None of the assets of the Company (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(d) The Company is not a party to a lease that is treated as a “Section 467 rental agreement” within the meaning of Section 467(d) of the Code.

(e) The Company does not own any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(f) Schedule 2.9(f) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, is required to file or has been required to file a Tax Return or in which the Company or the Company Members, solely as a result of their ownership in the Company and not as a result of the residency of such Company Member, have been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications requesting information relating to the Company’s nexus with such jurisdiction.

(g) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

(h) The Company has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

(i) At all times, the Company has been treated as a partnership for federal Tax purposes and for purposes of all applicable state Taxes that are imposed on or measured by income, and neither the Company, the Company Members, nor any taxing authority has taken a position inconsistent with such classification.

(j) The representations and warranties in this Section 2.9, together with any other representations and warranties contained in this Article II, are the sole and exclusive representations and warranties of the Company regarding Tax matters, including any matters arising under the Code.

2.10 Assets.

(a) The Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its business as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) Section 2.10(b) of the Disclosure Schedule lists individually all fixed assets (within the meaning of GAAP) of the Company, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date.

(c) Each item of equipment and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full.

2.11 Owned Real Property. The Company does not own and has never owned any real property.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and in full force and effect;

(b) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Lease;

(c) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(e) to the knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(f) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease that would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

2.13 Intellectual Property.

(a) Company Registrations. Section 2.13(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which such filing was made or from which such registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company have been properly executed and recorded. To the knowledge of the Company, all Company Registrations are valid and enforceable. All issuance, renewal, maintenance and other payments that are or have become due with respect to all Company Registrations have been timely paid by or on behalf of the Company.

(b) Prosecution Matters. There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of the Company threatened, with respect to any Patent Rights included in the Company Registrations. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company and has made no material misrepresentation in such applications. The Company has no knowledge of any information that would preclude the Company from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.

(c) Ownership; Sufficiency. Each item of Company Intellectual Property will be owned or available for use by the Surviving LLC immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to Exploit the Customer Offerings in the manner so done currently by the Company, (ii) to Exploit the Internal Systems as they are currently used by the Company, and (iii) otherwise to conduct the Company’s business in all material respects in the manner currently conducted by the Company.

(d) Protection Measures. The Company has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. The Company has complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of the Company, threatened against the Company. To the knowledge of the Company, there has been no (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or (ii) breach of the Company’s security procedures wherein confidential information has been disclosed to a third person. The Company believes that it has actively policed the quality of all goods and services sold, distributed or marketed under each of its Trademarks and has enforced adequate quality control measures to ensure that no Trademarks that it has licensed to others shall be deemed to be abandoned.

(e) Infringement by Company. Excluding all matters covered by Section 2.13(h) and Section 2.13(k) and matters disclosed on Section 2.13(e) of the Disclosure Schedule, none of the Customer Offerings, or the Exploitation thereof by the Company or by any reseller, distributor, customer or user thereof, or any other activity of the Company, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Excluding all matters covered by Section 2.13(h) and Section 2.13(k) and matters disclosed on Section 2.13(e) of the Disclosure Schedule, none of the Internal Systems, or the Company’s past, current or currently contemplated Exploitation thereof, or any other activity undertaken by the Company in connection with its business, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party. Section 2.13(e) of the Disclosure Schedule lists any complaint, claim or notice, or written threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company from any reseller, distributor, customer, user or any other third party; and the Company has provided to the Buyer copies of all such complaints, claims, notices, requests, demands or written threats that it can locate, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.

(f) Infringement of Company Rights. To the knowledge of the Company, no person (including any current or former employee or consultant of Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company. The Company has provided to the Buyer copies of all correspondence, analyses, legal opinions, complaints, claims, notices or written threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.

(g) Outbound IP Agreements. Section 2.13(g) of the Disclosure Schedule identifies each license (other than licenses to customers in the Ordinary Course of Business) covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property. The Company has not agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights (other than pursuant to customer contracts, licenses and development agreements entered into in the Ordinary Course of Business). The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person.

(h) Inbound IP Agreements. Section 2.13(h) of the Disclosure Schedule identifies each item of Company Paid Intellectual Property and how it is used by the Company. The Company’s use of the Company Paid Intellectual Property in the Company’s Offerings and Internal Systems does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any third party.

(i) Source Code. The Company has not licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including its employees and contractors) of, the Company Source Code to any person, except pursuant to the agreements listed in Section 2.13(i) of the Disclosure Schedule and except as disclosed to Buyer, Merger Sub or either of their Affiliates or Representatives thereof in connection with the transactions contemplated hereby, and the Company has taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company or its escrow agent(s) or any other person to any third party except as disclosed to Buyer, Merger Sub or either of their Affiliates or Representatives thereof in connection with the transactions contemplated hereby.

(j) Authorship. Except as set forth in Section 2.13(j) of the Disclosure Schedule, all of the Software and Documentation comprising, incorporated in or bundled with the Company Registrations have been designed, authored, tested and debugged by regular employees of the Company within the scope of their employment or by independent contractors of the Company who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company, waiving their non-assignable rights (including moral rights) in favor of the Company and its permitted assigns and licensees, and have no residual claim to such materials.

(k) Open Source Code. The Company utilizes Open Source Materials in the Exploitation of the Customer Offerings or Internal Systems and prior to the date hereof the Buyer has utilized a third party contractor of the Buyer’s own choosing to conduct an audit of such Open Source Materials and the Company has provided the Buyer’s third party contractor access to all Company systems on which such Open Source Materials used in the exploitation of the Customer Offerings or Internal Systems are contained. The Company has not (i) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company (except that granting access to the features and functions over an internet browser without permitting the application to be downloaded is not consider distributed); or (ii) excluding the Open Source Material listed on Section 2.13(k) of the Disclosure Schedule, used Open Source Materials that create, or purport to create, material obligations for the Company with respect to the Customer Offerings or grant, or purport to grant, to any third party, any material rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(l) Employee and Contractor Assignments. Except as otherwise set forth in Section 2.13(l) of the Disclosure Schedule, and except for employees of the Company acting within the scope of their employment, each employee of the Company and each independent contractor of the Company has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(m) Quality. The Customer Offerings and the Internal Systems are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor. To the knowledge of the Company, the Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. The Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or for harm or damage to any third party.

(n) Support and Funding. The Company has neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings, the Internal Systems or any facilities or equipment used in connection therewith.

(o) Except as provided in Sections 2.15(a) and 2.15(b), the representations and warranties in this Section 2.13 are the sole and exclusive representations and warranties of the Company regarding Intellectual Property.

2.14 Inventory. The Company has no inventory.

2.15 Contracts.

(a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement pursuant to which the Company has rights or obligations after the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum after January 1, 2009 or having a remaining term longer than six months;

(ii) any agreement (or group of related agreements) for sale of products or for the furnishing or receipt of services (A) with the Company’s thirty (30) largest current and active customers based on revenue during the eleven months ended November 30, 2009, (B) pursuant to which more than $50,000 in minimum subscription revenue is payable to the Company after January 1, 2010, or (C) in which the Company has granted to any other Person manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory, in each case, which are exercisable by such Person after the date of this Agreement (excluding agreements in which such rights or provisions have been granted to the Company by any other Person);

(iii) any agreement (or group of related agreements) for the purchase of products or the receipt of services (A) providing for payments by the Company in excess of $10,000 per annum after the date hereof, or (B) in which the Company has granted manufacturing rights or has agreed to purchase goods or services exclusively from a certain party after the date hereof;

(iv) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which the Company has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(vi) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vii) any agreement concerning confidentiality (other than contracts entered into in the Ordinary Course of Business);

(viii) any employment or consulting agreement with any current employee or consultant of the Company (other than oral agreements providing for the employment of an individual on an at will basis or the retention of a consultant that contain no severance or similar obligations);

(ix) any agreement involving any current or former officer or Manager of the Company, Company Member or an Affiliate thereof;

(x) any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements entered into in the Ordinary Course of Business);

(xi) any agreement that contains any provisions restricting the Company or any of its Affiliates or their successors from competing or engaging in any line of business or in any geographic area;

(xii) any agreement under which the Company is restricted, after the date of this Agreement, from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business; and

(xiii) any other agreement (or group of related agreements) involving more than $25,000 per annum after January 1, 2010 which was entered into outside the Ordinary Course of Business.

(b) The Company has made available to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) as of immediately prior to the Closing, the agreement is legal, valid, binding and enforceable (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and in full force and effect or has expired pursuant to its terms; and (ii) neither the Company nor, to the knowledge of the Company, any other party is in material breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such agreement; provided, however, that the Company makes no representation or warranty herein that the Company is not in material breach or violation of, or default under, any such agreement in connection with the Company’s presenting or providing any oral or written information to Buyer, Merger Sub or any Affiliates or Representatives thereof in the course of their due diligence investigation of the Company

2.16 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) arose out of bona fide sales and deliveries of goods, performance of services or other business transactions, arose in the Ordinary Course of Business and have been reflected on the Most Recent Balance Sheet in a manner consistent with the past practices of the Company, and, to the knowledge of the Company, (i) are subject to no setoffs or counterclaims and, (ii) are current and reasonably likely to be collectible (within 90 days after the date on which such account receivable first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date arose out of bona fide sales and deliveries of goods, performance of services or other business transactions, arose in the Ordinary Course of Business and have been accounted for by the Company in a manner consistent with the past practices of the Company, and, to the knowledge of the Company, (i) are subject to no setoffs or counterclaims and (ii) are current and reasonably likely to be collectible (within 90 days after the date on which such account receivable first became due and payable). The Company has not received any written notice from an account debtor stating that any currently existing account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor. As of the date hereof, the A/R Schedule is true, correct and complete in all material respects.

2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments, and the Company is, to its knowledge, otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.

2.19 Litigation. There is no Legal Proceeding that is pending or has been threatened in writing against the Company that (a) seeks either damages or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company.

2.20 Warranties. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not have knowledge of any reason why such expenses should significantly increase as a percentage of sales in the future.

2.21 Employees.

(a) Section 2.21(a) of the Disclosure Schedule contains a list of all current employees of the Company along with the position and the annual rate of compensation of each such person. Each current or past employee of the Company has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been made available to the Buyer. As of immediately prior to the Closing, all of the agreements referenced in the preceding sentence are legal, valid, binding and enforceable (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and in full force and effect.

(b) Section 2.21(b) of the Disclosure Schedule contains a list of all current employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been made available to the Buyer. As of immediately prior to the Closing, all of the agreements referenced in the preceding sentence are legal, valid, binding and in full force and effect and, to the knowledge of the Company, enforceable (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c) Section 2.21(c) of the Disclosure Schedule contains a list of all employees of the Company who are not citizens of the United States. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company. To the knowledge of the Company, the Company is in compliance with all applicable laws relating to the hiring and employment of employees.

(d) The Company is not a party to or bound by any collective bargaining agreement, nor has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

2.22 Employee Benefits.

(a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, have been made available to the Buyer.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the date hereof.

(e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

(h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k) Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any Company Member, Manager or executive officer of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such Company Member, Manager or executive officer of the Company; and (ii)  agreement or plan binding the Company, including any limited liability company interest or equity incentive, option, purchase or appreciation right plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l) Section 2.22(l) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the Most Recent Balance Sheet Date.

(m) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No membership interest or other equity unit option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying membership interest or other equity unit (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(n) The representations and warranties in this Section 2.22, together with any other representations and warranties contained in this Article II, are the sole and exclusive representations and warranties of the Company regarding employee benefits matters, including any matters arising under ERISA.

2.23 Environmental Matters.

(a) The Company has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

(b) To the knowledge of the Company, the Company does not have any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) The Company is not party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past three years and which the Company has possession of or knowledge of and access to. A complete and accurate copy of each such document has been made available to the Buyer.

(e) The Company has no knowledge of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

(f) The representations and warranties in this Section 2.23 are the sole and exclusive representations and warranties of the Company regarding environmental matters, including any matters arising under Environmental Laws.

2.24 Legal Compliance. The Company is currently conducting, and has at all times since inception conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) the Company’s top twenty-five (25) customers based on revenue during the Company’s 2008 calendar year and the eleven months ended November 30, 2009 (separated as such on Section 2.25 of the Disclosure Schedule) and the total revenue from each such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. No such customer or supplier has indicated to the Company, either in writing or, to the knowledge of the Company, verbally, within the past year that it will stop, or materially decrease the rate of, buying products or services or supplying products or services, as applicable, to the Company. No unfilled customer order or commitment obligating the Company constitutes a “loss leader” or similar transaction pursuant to which the Company has agreed to process, manufacture or deliver products or perform services with the knowledge and expectation, at the time such order was taken or such commitment was made, that such customer order or commitment would result in a certain loss to the Company upon completion of performance.

2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company that are required for the Company to conduct its business as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect; the Company is in material compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.27 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, that is used in the business of the Company, (b) has any claim or cause of action against the Company or (c) owes any money to, or is owed any money by, the Company. Section 2.27 of the Disclosure Schedule describes any commercial transactions or relationships between the Company and any Affiliate thereof that occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.28 Brokers’ Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.29 Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company Members or any Managers of the Company and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

2.30 Controls and Procedures.

(a) The Company maintains accurate books and records reflecting its assets and liabilities and maintains internal control over financial reporting which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) unauthorized access to assets of the Company that would materially affect the Financial Statements would be detected or prevented on a timely basis, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, in all material respects.

(b) The Company has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 2.30(b) of the Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.

2.31 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES OR HAS MADE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ITS BUSINESS, RESULTS OF OPERATIONS, PROPERTIES, FINANCIAL CONDITION, ASSETS OR LIABILITIES, AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. WITHOUT LIMITING THE FOREGOING AND EXCEPT AS SET FORTH IN THIS AGREEMENT AND ANY CERTIFICATES DELIVERED IN CONNECTION HEREWITH, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO BUYER, MERGER SUB OR ANY AFFILIATES OR REPRESENTATIVES THEREOF WITH RESPECT TO ANY ORAL OR WRITTEN PROJECTIONS OR FORECASTS PROVIDED TO BUYER, MERGER SUB OR ANY AFFILIATES OR REPRESENTATIVES THEREOF IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANY OR THE NEGOTIATION OF THIS AGREEMENT.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE MERGER SUB

Each of the Buyer and the Merger Sub represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement.

3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Authorization of Transaction. Each of the Buyer and the Merger Sub has all requisite power and authority to execute and deliver this Agreement and, in the case of the Buyer, the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Merger Sub of this Agreement and, in the case of the Buyer, the Escrow Agreement and the consummation by the Buyer and the Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and limited liability company action on the part of the Merger Sub. This Agreement has been duly and validly executed and delivered by the Buyer and the Merger Sub and constitutes a valid and binding obligation of the Buyer and the Merger Sub, enforceable against each of them in accordance with its terms.

3.3 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware Limited Liability Company Act, neither the execution and delivery by the Buyer or the Merger Sub of this Agreement or, in the case of the Buyer, the Escrow Agreement, nor the consummation by the Buyer or the Merger Sub of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer, (b) conflict with or violate any provision of the Certificate of Formation or Operating Agreement of the Merger Sub, (c) require on the part of the Buyer or the Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Merger Sub is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Merger Sub or any of their properties or assets.

3.4 Brokers’ Fees. Neither the Buyer nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5 Available Funds. The Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable the Buyer to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS

4.1 Expenses. Except as set forth in Section 1.6, Section 1.7, Article V and the Escrow Agreement, or as otherwise expressly contemplated herein, each of the Parties shall bear its own costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

4.2 Tax Matters.

(a) The Company Members shall prepare and file, or cause to be prepared and filed, all Income Tax Returns (including any amendments thereto) of the Company due following the date hereof for periods ending on or before or including the date hereof. Such Income Tax Returns shall be prepared and filed, to the extent permitted by law, in a manner consistent with the past practice of the Company.

(b) The Buyer shall promptly inform the Company Members and the Company Members shall be entitled to control and conduct those aspects of audits, examinations or proceedings (“Tax Contests”) relating to the Company that are related to the liability for any Taxes for which Company Members would be required to indemnify the Surviving LLC or Buyer or their Affiliates pursuant to this Agreement, or which relate to any liability for any Taxes for which Company Members would be directly responsible, provided, however, that in no event may Company Members settle any Tax Contests that would affect any liability for any Taxes of the Surviving LLC or the Buyer after the date hereof without the consent of the Buyer. Costs of any Tax Contest are to be borne by the party controlling such Tax Contest. The Buyer shall be entitled to participate in any Tax Contest, at its own expense, which Company Members are entitled to control.

(c) Each of the Buyer, the Surviving LLC and the Company Members and their respective Affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax Contest, or any other claim with respect to Taxes arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, Tax Contest or claim with respect to Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules.

(d) All transfer, documentary, sales, use, stamp, registration, real estate transfer or gains Taxes, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, whether imposed on the Company, the Buyer or the Company Members, shall be paid by the Buyer when due, and the Buyer shall, at the Buyer’s own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, real estate transfer or gains Taxes, and other Taxes and fees.

(e) Any indemnification payments under this Agreement shall be treated as an adjustment to Purchase Price.

(f) The Buyer, the Surviving LLC and the Company Members agree that the transactions contemplated hereby shall be treated with respect to the Company Members as a sale of their Company interests and with respect to the Buyer as a purchase of the assets of the Company by Buyer for income Tax purposes. The Purchase Price (and other liabilities and capitalized costs) shall be allocated among the assets of the Company and the Non-Competition and Non-Solicitation Agreements as set forth in a schedule (the “Allocation Schedule”), which shall be prepared in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign law, as appropriate). The Allocation Schedule shall be prepared by the Buyer in a manner consistent with the types and categories of allocations set forth on the form allocation schedule attached hereto as Schedule 2; provided, however, that the Parties hereby agree that for Tax purposes only, no more than seventy five thousand dollars ($75,000) of the Purchase Price shall be allocated to the Non-Competition and Non-Solicitation Agreements. The Buyer shall provide to the Member Representative a copy of the final Allocation Schedule prepared by Buyer within five (5) business days after the completion thereof.

4.3 Indemnification of Members, Managers and Officers.

(a) The Certificate of Formation and the Operating Agreement of the Surviving LLC shall contain provisions with respect to indemnification substantially similar to those in the Company Operating Agreement on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were members, Managers or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

(b) This Section 4.3 is intended to be for the benefit of, and shall be enforceable by, each present and former member, Manager and officer of the Company (each an “Indemnified Officer/Member”) and his or her heirs and personal representatives and shall be binding on the Surviving LLC and its respective successors and assigns and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Officer/Member may have by contract, at law or otherwise.

4.4 Winding Up Profit Sharing Plan. The Member Representative, Buyer and the Surviving LLC will cooperate to carry out the administrative steps necessary and appropriate to wind up the Company’s Profit Sharing Plan (the “Profit Sharing Plan”), including (i) the timely distribution of the assets of the Profit Sharing Plan to Profit Sharing Plan participants, with such participants’ Profit Sharing Plan accounts being fully vested at the time of the Closing due to the Profit Sharing Plan termination and (ii) filing annual reports with respect to the Profit Sharing Plan. Any costs and expenses of winding up the Profit Sharing Plan that are not properly chargeable against either any forfeitures under the Profit Sharing Plan or against participant accounts will be borne by the Company Members in accordance with their Pro Rata Shares. Any such costs or expenses shall be paid when due by the Member Representative on behalf of the Company Members. The Member Representative will be entitled to offset any amounts paid pursuant to this Section 4.4 pro rata against other amounts owing and payable to the Company Members pursuant to any other section of this Agreement. If and to the extent requested by the Buyer or the Surviving LLC, the Member Representative will agree to serve as plan administrator and to sign any Forms 5500 required for periods until the Profit Sharing Plan assets are fully distributed.

ARTICLE V
INDEMNIFICATION

5.1 Indemnification by the Indemnifying Members. Subject to the limitations set forth herein, the Indemnifying Members shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving LLC or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Company contained in this Agreement or any certificate furnished by the Company to the Buyer pursuant to this Agreement, in each case, as of the date any such representation or warranty is made;

(b) any failure to perform any covenant or agreement of the Company contained in this Agreement;

(c) any failure of any Company Member to have good, valid and marketable title to the issued and outstanding Company LLC Interests issued in the name of such Company Member, free and clear of all Security Interests;

(d) any Taxes of the Company with respect to any tax year or portion thereof ending on or before the date hereof (or for any tax year beginning before and ending after the date hereof to the extent allocable to the portion of the period beginning before and ending on the date hereof); or

(e) the termination and winding up of the Profit Sharing Plan.

5.2 Indemnification by the Buyer and the Surviving LLC. Subject to the limitations set forth herein, the Buyer and the Surviving LLC shall indemnify the Company Members in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company Members or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Buyer, the Merger Sub or the Surviving LLC contained in this Agreement or any certificate furnished by the Buyer, the Merger Sub or the Surviving LLC to the Company or the Company Members pursuant to this Agreement, in each case, as of the date any such representation or warranty is made; or

(b) any failure to perform any covenant or agreement of the Buyer, the Merger Sub or the Surviving LLC contained in this Agreement.

5.3 Indemnification Claims.

(a) Any Person which believes it is entitled to indemnification pursuant to the terms of this Article V (the “Indemnified Party”) shall give written notification to the party obligated to indemnify such Indemnified Party (or, in the case of the Buyer seeking indemnification pursuant to the terms of this Article V, the Buyer shall promptly notify the Member Representative) (such notified party, the “Responsible Party”) of the commencement of any Third Party Action. Such notification shall be given within ten (10) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Responsible Party shall relieve the Responsible Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within ten (10) days after delivery of such notification, the Responsible Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Responsible Party may only assume control of such defense if the amount of Damages for which the Responsible Party may be found to be liable under this Article V is equal to at least 50% of the ad damnum and (ii) the Responsible Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party except to the extent that such equitable relief is a request in a complaint whose primary recourse is for monetary damages and is reasonably expected to have a lesser impact on the Indemnified Party as compared to the amount of monetary damages sought in connection with such Third Party Action. The Responsible Party shall only be permitted to maintain control of the defense of such Third Party Action to the extent that within five (5) business days after the conclusion of the period of discovery with respect to such Third Party Action, the Responsible Party informs the Indemnified Party in writing that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action will constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article V. If the Responsible Party does not, or is not permitted under the terms hereof, to assume or to maintain control of the defense of a Third Party Action, the Indemnified Party shall control such defense. If the Responsible Party either relinquishes or is not permitted to maintain control over the defense of such a Third Party Action, then the Responsible Party shall immediately turn over all files, notes, memoranda, documents and other information pertaining to and gathered in connection with such Third Party Action to the Indemnified Party. The Non-Controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-Controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and the Controlling Party and the Non-Controlling Party shall otherwise cooperate with and assist each other in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 5.3(a) or (ii) the Responsible Party assumes control of such defense and the Indemnified Party reasonably concludes that the Responsible Party and the Indemnified Party have materially conflicting interests or materially different defenses available with respect to such Third Party Action. The Responsible Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Responsible Party (which shall not be unreasonably withheld, conditioned or delayed) unless (x) the Responsible Party fails to assume and maintain the defense of such claim pursuant to this Section 5.3(a), (y) such settlement or judgment does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Responsible Party, and (z) such settlement or judgment includes an unconditional release of the Responsible Party and its Affiliates from all liability arising out of such claim (including with respect to any potential indemnification claims under this Agreement).

(b) In order to seek indemnification under this Article V, the Indemnified Party shall deliver a Claim Notice to the Responsible Party, and if the Buyer is seeking to enforce such a claim pursuant to the Escrow Agreement, to the Escrow Agent.

(c) Within twenty (20) days after delivery of a Claim Notice, the Responsible Party shall deliver to the Indemnified Party a Response, in which the Responsible Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Responsible Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Buyer is seeking to enforce such claim pursuant to the Escrow Agreement, the Member Representative and the Buyer shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Responsible Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Buyer is seeking to enforce such claim pursuant to the Escrow Agreement, the Member Representative and the Buyer shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Responsible Party and the Indemnified Party shall use good faith efforts to resolve in writing the Dispute. If the Dispute is not resolved within such 30-day period, the Responsible Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Responsible Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 5.3(e) shall become effective with respect to such Dispute. The provisions of this Section 5.3(d) shall not obligate the Responsible Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Responsible Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in New York City, New York. If the Buyer is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Member Representative and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) If, as set forth in Section 5.3(d), the Responsible Party and the Indemnified Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with the New York City, New York office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 7.12), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 5.3(e), or (y) address or resolve any issue not submitted by the parties.

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Responsible Party (in each case, as applicable, according to his or her Pro Rata Share).

(f) Notwithstanding the other provisions of this Section 5.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the Indemnified Party may be entitled to indemnification pursuant to this Article V, and the Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation and that fulfilling such obligation will not result in any meaningful adverse effect upon the rights of the Responsible Party or its ability to defend against liability with respect to any such obligation, then (i) the Indemnified Party shall be entitled to satisfy such obligation, upon prior written notice to the Responsible Party, (ii) the Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article V, and (iii) the Indemnified Party shall be reimbursed, in accordance with the provisions of this Article V, for any such Damages for which it is entitled to indemnification pursuant to this Article V (subject to the right of the Responsible Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article V).

5.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreement in Section 5.1(a) shall (a) survive the Closing and (b) shall expire at 9:00 a.m. eastern standard time on December 30, 2010, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3 and 2.4(a) shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.9 and 2.23 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to a Responsible Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, then the Indemnified Party shall promptly so notify the Responsible Party; and if the Buyer has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Member Representative and the Buyer shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds to the Indemnifying Members in accordance with the terms of the Escrow Agreement.

5.5 Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Members for Damages under Section 5.1(a) shall not exceed the Aggregate Escrow Amount and the Escrow Fund shall be the sole source of recovery for any such Damages (subject to Section 5.6), (ii) the Indemnifying Members shall not be liable under Section 5.1(a) unless and until the aggregate Damages for which they or it would otherwise be liable under Section 5.1(a) (including as a result of claims made pursuant to Section 5.6) exceed $178,000 (and then only for the excess Damages over $178,000) (the “Deductible”), (iii) only claims, or series of related claims, equal to or in excess of $20,000 shall apply toward the Deductible and/or be indemnifiable after the Deductible has been exceeded and (iv) each Indemnifying Member shall only be liable for his, her or its Pro Rata Share of the Damages for which the Indemnifying Members are liable under this Article V (subject to Section 5.6); provided that the limitations set forth above (other than the limitation contained in clause (iv) above) shall not apply to (x) a claim pursuant to Section 5.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3 or 2.4(a), (y) any amounts owed to the Buyer pursuant to Section 1.6 or 1.7 or a claim for Damages pursuant to Sections 5.1(b), 5.1(c), 5.1(d) or 5.1(e), or (z) claims based on fraud; provided further that, notwithstanding anything herein to the contrary, in no event shall any Indemnifying Member’s aggregate liability under this Agreement exceed the amount of such Indemnifying Member’s Pro Rata Share of the Merger Consideration it being understood that an IP Indemnifying Member’s percentage share of the aggregate liability of the Indemnifying Members under this Agreement would exceed such IP Indemnifying Member’s Pro Rata Share in percentage terms to the extent that such IP Indemnifying Member is liable for IP Claims under Section 5.6, but in no event shall such IP Indemnifying Member’s aggregate liability under this Agreement exceed the total amount of the Purchase Price payable to such IP Indemnifying Member.

(b) For purposes of calculating Damages pursuant to this Article V, but only for such purpose and not for purposes of determining whether there has been a breach of a representation or warranty, all representations and warranties (other than the representations and warranties set forth in Sections 2.1, 2.2, 2.3 or 2.4(a)) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(c) Except (i) as set forth in Sections 1.6, 1.7, 5.6 and 7.4, (ii) with respect to the remedies available to Buyer pursuant to the Non-Competition and Non-Solicitation Agreements between the Buyer, Merger Sub, the Company and each of Michelle Eichner and Deirdre Baird and the employment offer letters and any related employment documents entered into by either Deirdre Baird or Michelle Eichner and (iii) for claims based on fraud after the Closing, the rights of the Buyer under this Article V and the Escrow Agreement shall be the sole and exclusive remedy of the Buyer with respect to claims resulting from or relating to this Agreement, the transaction contemplated herein and any certificate or other instrument delivered pursuant hereto; provided, however, that the foregoing shall not prevent a party from seeking or obtaining injunctive or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, and without limiting the preceding sentence, in the case of fraud by any party, no limitations contained in this Agreement (including those set forth in Section 5.5(a)) shall apply to such claim.

(d) No Indemnifying Member shall have any right of contribution against the Company or the Surviving LLC with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(e) Notwithstanding anything to the contrary herein, (i) the Buyer agrees that it will not, and will cause Merger Sub and the Surviving LLC not to, directly or indirectly, encourage any Person to commence, continue, settle or terminate any Third Party Action purporting to bring any IP Claim, (ii) no IP Claim shall be made by Buyer if the Buyer had actual knowledge (including by virtue of the Disclosure Schedule), prior to the Closing, of the underlying inaccuracy or breach of a representation or warranty related to such IP Claim and (iii) Buyer shall only be entitled to recover 50% of its Damages resulting from IP Claims for breaches of the representations and warranties contained in Section 2.13(k); provided that, for purposes of clarity, in addition to the application of the sharing of liability contained in subsection (iii) above, all other applicable limitations of liability contained in this Agreement (including those contained in this Section 5.5) shall be applied to any such IP Claim (however, it is agreed that the Damages arising from any such IP Claim or group of IP Claims shall count toward the Deductible in connection with all other Damages resulting from claims made pursuant to Section 5.1(a) and that the Deductible shall not apply separately to any such IP Claim or group of IP Claims); provided further that the limitation of liability contained in subsection (iii) above shall not apply to any such Damages arising from or in connection with any Third Party Action. The foregoing shall not give rise to any interpretation by negative implication that the Parties intend that Buyer may (x) encourage any Third Party Action which is not a Third Party Action purporting to bring an IP Claim or (y) bring any claim hereunder, which is not an IP Claim, with respect to which Buyer had actual knowledge, prior to the Closing, of the underlying inaccuracy or breach of a representation or warranty related to such claim.

5.6 Additional Intellectual Property Indemnification. Notwithstanding the limitations on the aggregate liability of the Indemnifying Members set forth in Section 5.5(a), the IP Indemnifying Members agree to indemnify the Buyer for IP Claims brought by the Buyer at any point prior to the six (6) month anniversary of the date of this Agreement in an amount, in the aggregate, of up to eight hundred ninety thousand dollars ($890,000) in addition to the maximum liability of the Indemnifying Members set forth in Section 5.5(a). Each IP Indemnifying Member shall be severally (but not jointly) liable for her proportionate share, based upon her Pro Rata Share, of any Damages payable pursuant to this Section 5.6. Notwithstanding the foregoing, no IP Claim shall be brought under this Section 5.6 and no IP Claim shall be satisfied by the IP Indemnifying Members pursuant to this Section 5.6 unless and until the amount of the remaining balance of the Escrow Fund is less than 25% of the Escrow Amount, at which point the Buyer may elect to have any IP Claim brought within six (6) months after the date of this Agreement be satisfied from either the Escrow Fund or by the IP Indemnifying Members pursuant to this Section 5.6 (or by a combination thereof). The Buyer shall specify in any Claim Notice pertaining to an IP Claim that it delivers to the Member Representative whether it is requesting that the Damages specified in the Claim Notice be satisfied from the Escrow Fund, by the IP Indemnifying Members pursuant to this Section 5.6 or both. In the event that the Buyer delivers a Claim Notice pertaining to an IP Claim and elects to have the Damages specified in the Claim Notice satisfied by the IP Indemnifying Members pursuant to this Section 5.6 or both by the IP Indemnifying Members pursuant to this Section 5.6 and from the Escrow Fund, then the provisions of Section 5.1(a), 5.3, 5.4 and 5.5(other than 5.5(a)(i) and (iv), provided that, the Deductible shall apply to Damages payable as a result of an IP Claim only to the extent that the Deductible has not then been met as a result of other claims for Damages pursuant to Section 5.1(a) (including pursuant to other IP Claims)) shall be deemed to refer to the IP Indemnifying Members in lieu of or as well as (as applicable) the Indemnifying Members and/or the Responsible Party and Section 5.7 shall apply to such IP Claim.

5.7 Insurance Reduction. The amount of Damages recoverable by the Buyer under this Article V with respect to an indemnity claim shall be reduced by any proceeds actually received by the Buyer or an Affiliate, with respect to the Damages to which such indemnity claim relates, from an insurance carrier; provided that if, following the payment of any Damages pursuant to this Article V, Buyer or an Affiliate recover any amounts under insurance policies with respect to such Damages, then the Buyer or its applicable Affiliate shall reimburse the applicable Company Members in the amount of such insurance recoveries. Each Party agrees to use Reasonable Best Efforts to seek insurance proceeds under then existing insurance policies to which it may be entitled with respect to any Damages.

ARTICLE VI
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“A/R Contention Notice ” shall have the meaning ascribed to it in Section 1.7(b).

“A/R Earned Revenue” shall have the meaning ascribed to it in Section 1.7(a).

“A/R Reports” shall have the meaning ascribed to it in Section 1.7(e).

“A/R Schedule” shall have the meaning ascribed to it in Section 1.7(a).

“Accounting Firm” shall have the meaning ascribed to it in Section 1.6(a)(iv).

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Aggregate Escrow Amount” shall have the meaning ascribed to it in Section 1.3(e).

“Aggregate Expense Fund Amount” shall have the meaning ascribed to it in Section 1.3(e).

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Allocation Schedule” shall have the meaning ascribed to it in Section 4.2(f).

“Arbitrator” shall have the meaning set forth in Section 5.3(e).

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” shall mean the certificate of merger, in substantially the form attached hereto as Exhibit A.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article V for such Damages and a reasonable explanation of the basis therefor, (iii) a demand for payment in the amount of such Damages, and (iv) in the event of a claim by the Buyer, a statement regarding the Buyer’s good faith position as to whether such Damages are to be satisfied from the Escrow Fund or pursuant to the indemnification obligations set forth in Section 5.6 or pursuant to some specified combination thereof.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Distributable Amount” shall have the meaning ascribed to it in Section 1.6(b)(ii).

“Closing Member Capital” shall have the meaning ascribed to it in Section 1.6(a)(ii).

“Closing Other Current Liabilities” shall have the meaning ascribed to it in Section 1.6(a)(iii).

“Closing Payment” shall have the meaning ascribed to it in Section 1.3(c).

“Closing Prepaid Expenses” shall have the meaning ascribed to it in Section 1.6(a)(iv).

“Closing Security Deposits” shall have the meaning ascribed to it in Section 1.6(a)(v).

“Closing Total Cash” shall have the meaning ascribed to it in Section 1.6(a)(vi).

“Closing Unearned Revenue Cash” shall have the meaning ascribed to it in Section 1.6(a)(vii).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Intellectual Property” shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company by any third party.

“Company LLC Interest” shall mean a share of the profits and losses of the Company and the right to receive distributions of the Company’s assets.

“Company Material Adverse Effect” shall mean any material adverse change, event or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, financial condition or results of operations of the Company or the ability of the Buyer to operate the business of the Company immediately after the Closing; provided, however, that any adverse change, event or effect arising from or related to: (i) conditions affecting the software industry generally or the United States economy or capital or financial markets generally (in each case other than with respect to changes, events, developments or effects that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (ii) acts of terrorism, acts of war or the escalation of hostilities (in each case other than with respect to changes, events, developments or effects that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to the Company’s industry peers); (iii) any action taken by a party hereto in accordance with this Agreement and/or (iv) the public announcement or other public knowledge of the transactions contemplated hereby including the impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Member” shall mean any holder of an LLC Interest properly admitted to the Company in accordance with the Company Operating Agreement and Section 18-301 of the Delaware Limited Liability Company Act as of the date hereof.

“Company Operating Agreement” means the Company’s Operating Agreement dated August 6, 2003, as amended to date.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

“Company Paid Intellectual Property” shall mean all Intellectual Property (i) that is licensed to the Company by, or was acquired by the Company from, any third party and (ii) with respect to which the Company has paid, currently pays or expects to pay following the date hereof an annual license fee in excess of $5000 or has paid or expects to pay following the date hereof acquisition consideration in excess of $5000, excluding such intellectual property acquired pursuant to employee assignment of invention agreements and contractor work-for-hire agreements.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate.

“Company President” shall mean the President (as defined in the Company Operating Agreement) of the Company.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.

“Company Source Code” shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

“Confidential Information” shall mean all trade secrets, software, commercial products, other business and/or technical information, and all other information and documentation of any nature, and all copies, notes, studies, records and derivatives containing any such information, of the Company, that is furnished or communicated, in any form or medium, to the Buyer or its representatives by the Company or its representatives in connection with this Agreement and the transactions contemplated hereby and is labeled confidential or proprietary or is of a type or nature that the Buyer should reasonably understand to be confidential information; provided, however, that it shall not include any information (i) that, at the time of disclosure, is available publicly, (ii) that, after disclosure, becomes available publicly through no fault of the Buyer, (iii) that the Buyer knew or to which the Buyer had access prior to disclosure or (iv) that the Buyer rightfully obtains from a source other than the Company.

“Consideration Distribution Certificate” shall have the meaning set forth in Section 1.3(e).

“Contributions” shall mean the cash or property rendered or a promissory note or other obligation to contribute cash or property, which a Company Member contributes or has contributed to the Company.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Offerings” shall mean (a) the products (including Software and Documentation) that the Company (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six years, or (iii) currently plans to provide or make available to third parties in the future. A true and complete list of all Customer Offerings is set forth in Section 2.13(c) of the Disclosure Schedule.

“Damages” shall mean any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts reasonably incurred and paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article V), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Buyer and the Indemnifying Members as set forth in Section 5.3(e)(vi); provided, however, that “Damages” shall not include any lost profits, any diminution in value or any consequential or punitive damages except for damages attributable to any loss of a step-up in basis and the benefits of increased amortization or depreciation associated therewith resulting from a breach of the representation set forth in Section 2.9(i) of this Agreement.

“Deductible” shall have the meaning ascribed to it in Section 5.5(a).

“Designated Person” shall mean any Indemnifying Member or IP Indemnifying Member or affiliate thereof, or any officer, employee or Manager of the Company or any Indemnifying Member or affiliate thereof.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.

“Dispute” shall mean the dispute resulting if the Responsible Party in a Response disputes its liability for all or part of the Claimed Amount.

“Distributable Amount” shall have the meaning ascribed to it in Section 1.6(a)(viii).

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end user.

“Earned Revenue” shall have the meaning ascribed to it in Section 1.6(a)(ix).

“Effective Time” shall mean the time at which the Surviving LLC files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

“Escrow Agreement” shall mean that certain Escrow Agreement, dated as of the date hereof, by and among the Buyer, Merger Sub, the Member Representative and the Escrow Agent.

“Escrow Agent” shall mean Fifth Third Bank.

“Escrow Amount” shall have the meaning set forth in Section 1.3(e).

“Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement, including the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.8.

“Estimated Distributable Amount” shall have the meaning ascribed to it in Section 1.6(b)(i)

“Estimated Distributable Amount Statement” shall have the meaning ascribed to it in Section 1.6(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Account Receivable” shall have the meaning ascribed to it in Section 1.7(a).

“Expected Account Receivable” shall have the meaning ascribed to it in Section 1.7(a).

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article V.

“Expense Fund Amount” shall have the meaning ascribed to it in Section 1.3(e).

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Financial Statements” shall mean:

(a) the unaudited consolidated balance sheets and statements of income, changes in members’ equity and cash flows of the Company as of the end of and for each of the last three fiscal years, and

(b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in members’ equity and cash flows for the eleven (11) months ended as of the Most Recent Balance Sheet Date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Income Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to income Taxes, including but not limited to Internal Revenue Service Form 1065, any similar state return, any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.

“Indemnified Officer/Member” shall have the meaning ascribed to it in Section 4.3(b).

“Indemnifying Members” shall mean the Company Members receiving the Merger Consideration pursuant to Section 1.5.

Indemnified Party” shall have the meaning ascribed to it in Section 5.3(a).

“Intellectual Property” shall mean the following subsisting throughout the world:

(a) Patent Rights;

(b) Trademarks and all goodwill in the Trademarks;

(c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d) inventions, invention disclosures, statutory invention registrations, trade secrets and know-how, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or hosted at a third party site. All Internal Systems that are material to the business of the Company are listed and described in Section 2.13(c) of the Disclosure Schedule.

“IP Claim” means any claim brought by the Buyer pursuant to Section 5.1(a) relating to a breach of the representations and warranties set forth in Section 2.13.

“IP Indemnifying Members” shall mean Deirdre Baird and Michelle Eichner.

“knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of Deirdre Baird and Michelle Eichner and with respect to the representations and warranties contained in 2.13 only, also Jeremy Buchman.

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Manager” means a person who is named as a manager of a limited liability company in, or designated as a manager of a limited liability company pursuant to, a limited liability company agreement or similar instrument under which the limited liability company is formed.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Member Representative Damages” shall have the meaning ascribed to it in Section 1.10(c).

“Merger” shall mean the merger of the Merger Sub with and into the Company in accordance with the terms of this Agreement.

“Merger Consideration” shall have the meaning ascribed to it in Section 1.5(a).

“Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.

“Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean November 30, 2009.

“Non-Competition and Non-Solicitation Agreements” shall mean that certain Non-Competition and Non-Solicitation Agreement, dated as of the date hereof, by and among the Buyer, Merger Sub, the Company and Deirdre Baird, and that certain Non-Competition and Non-Solicitation Agreement, dated as of the date hereof, by and among the Buyer, Merger Sub, the Company and Michelle Eichner.

“Non-Controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Notice of Disagreement” shall have the meaning ascribed to it in Section 1.6(b)(iii).

“Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Owed Amount” shall have the meaning ascribed to it in Section 7.13.

“Owed Party” shall have the meaning ascribed to it in Section 7.13.

“Owing Amount” shall have the meaning ascribed to it in Section 7.13.

“Owing Party” shall have the meaning ascribed to it in Section 7.13.

“Parties” shall mean the Buyer, the Merger Sub and the Company.

“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign

“Profit Sharing Plan” shall have the meaning ascribed to it in Section 4.4.

“Pro Rata Share” shall mean, for each Company Member, the percentage set forth on the Consideration Distribution Certificate .

“Purchase Price” shall mean seventeen million, eight hundred thousand dollars ($17,800,000).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Response” shall mean a written response containing the information provided for in Section 5.3(c).

“Responsible Party” shall have the meaning ascribed to it in Section 5.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“Software” shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Surviving LLC” shall mean the Company, as the Surviving LLC in the Merger.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Contests” shall have the meaning ascribed to it in Section 4.2(b).

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting work papers or information with respect to any of the foregoing, including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article V.

“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Unearned Revenue” shall have the meaning ascribed to it in Section 1.6(a)(x).

“Unpaid Company Merger Expenses” shall have the meaning ascribed to it in Section 1.6(a)(xi).

ARTICLE VII
MISCELLANEOUS

7.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

7.2 No Third Party Beneficiaries; Waiver of Conflicts Regarding Representation.

(a) Except as otherwise expressly set forth herein, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Article I concerning payment of the Merger Consideration and certain provisions of Article V concerning indemnification are both intended for the benefit of the Indemnifying Members and (ii) the provisions of Section 4.3 concerning indemnification are intended for the benefit of the individuals specified therein.

(b) The Buyer and the Merger Sub waive and will not assert, and each agrees to cause the Surviving LLC to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Effective Time of any Designated Person in any matter involving this Agreement or any other agreements or transactions contemplated thereby (including any litigation, arbitration, mediation or other proceedings), by any legal counsel currently representing the Company in connection therewith.

(c) The Buyer and the Merger Sub waive and will not assert, and each agrees to cause the Surviving LLC to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the current representation of the Company in connection with any representation of any Designated Person after the Effective Time, including in connection with a dispute with Buyer, and following the Closing, with the Surviving LLC, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby and thereby, or to communications with any Person other than the Designated Persons and their advisors.

7.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Mutual Non-Disclosure Agreement dated October 16, 2009 between the Buyer and the Company shall remain in effect in accordance with its terms.

7.4 Specific Performance; Enforcement.  The Parties acknowledges that irreparable damage would result in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached and that monetary damages alone will not be adequate in all cases. Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof and thereof, in addition to any other rights to which they may be entitled at law or in equity.

7.5 Succession and Assignment. This Agreement (including the documents referred to herein and the schedules and exhibits hereto) shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties. Any purported assignment of rights or delegation of performance obligations in violation of this Section 7.5 is void.

7.6 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

7.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.8 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:

c/o Deirdre Baird 6116 Avocetridge Drive Lithia, FL 33547
Copy to:

Member Representative 6116 Avocetridge Drive Lithia, FL 33547
Copy to:

Akerman Senterfitt CNL Center II at City Commons 420 South Orange Avenue Suite 1200 Orlando, FL 32801-4904 Attn: Nathan N. Balint
If to the Buyer or the Merger Sub:

c/o Unica Corporation 170 Tracer Lane Waltham, Massachusetts 02451-1379 Attn: Jason W. Joseph, General Counsel
Copy to:

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Philip P. Rossetti, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.9 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

7.10 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

7.12 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in New York City, New York in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 7.8, provided that nothing in this Section 7.12 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

7.13 Right of Set-Off. Any Party (an “Owing Party”) may set off against any amounts owed (any such amount, an “Owing Amount”) to any other Party (an “Owed Party”) under Article V, Section 1.6 or Section 1.7 of this Agreement any amounts owed (any such amount, an “Owed Amount”) to such Owing Party by such Owed Party pursuant to Article V, Section 1.6 or Section 1.7, applying such Owed Amounts in satisfaction of such Owing Amounts, to the extent of such Owed Amount; provided that an Owed Amount may be used by an Owing Party to offset an Owing Amount only to the extent that such Owed Amount is due and payable and is not contested by the Owed Party or otherwise; provided further that no Owed Amount with respect to which payment hereunder is past due may be used to set off against any Owing Amount.

7.14 Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

7.15 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise. IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

UNICA CORPORATION
By:
Name:	Yuchun Lee
Title:	Chief Executive Officer, President and Chairman

RISING SUN ACQUISITION COMPANY, LLC
By: UNICA CORPORATION, its sole member
By:
Name:	Yuchun Lee
Title:	Chief Executive Officer, President and Chairman

PIVOTAL VERACITY, LLC
By:
Name:	Deirdre Baird
Title:	President and Managing Member

Solely and Exclusively for Purposes of Section 1.10 hereof:

Deirdre Baird

Exhibit A
     Certificate of Merger     Schedule 1

   Consideration Distribution Certificate

Schedule 2

   Allocation Schedule